                                    LOAN AGREEMENT


                                       between


                  INDUSTRIAL DEVELOPMENT AUTHORITY OF RUSSELL COUNTY


                                         and


                                 VIRGINIA GAS COMPANY





                             Dated as of February 1, 1997







         NOTE:     THIS LOAN AGREEMENT AND AN EXECUTED NOTE IN THE FORM
DESCRIBED HEREIN HAVE BEEN ASSIGNED TO, AND ARE SUBJECT TO A SECURITY INTEREST IN FAVOR OF, CRESTAR BANK, AS TRUSTEE UNDER AN INDENTURE OF TRUST DATED AS OF THE DATE HEREOF, WITH THE INDUSTRIAL DEVELOPMENT AUTHORITY OF RUSSELL COUNTY, AS AMENDED OR SUPPLEMENTED FROM TIME TO TIME. INFORMATION CONCERNING SUCH SECURITY INTEREST MAY BE OBTAINED FROM THE TRUSTEE AT ITS PRINCIPAL
         CORPORATE TRUST OFFICE IN RICHMOND, VIRGINIA.

                                  TABLE OF CONTENTS
                                                                           Page

                                      ARTICLE I

                        Definitions and Rules of Construction

Section 1.1.  Definitions............................................         2
Section 1.2.  Rules of Construction..................................         5


                                      ARTICLE II

                                   Representations

Section 2.1.  Representations by Authority.............................       5
Section 2.2.  Representations by Corporation...........................       6


                                     ARTICLE III

                    Construction of Project; Loan of Bond Proceeds

Section 3.1.  Agreement To Construct Project...........................       8
Section 3.2.  Financing of Project.....................................       9
Section 3.3.  Repayment to Authority; Repayment to Corporation.........       9
Section 3.4.  Corporation To Provide Funds To Complete Project.........       9
Section 3.5.  Limitation of Authority's Liability......................      10
Section 3.6.  Disclaimer of Warranties.................................      10
Section 3.7.  Compliance with Indenture................................      10


                                      ARTICLE IV

                                 Payments on the Note

Section 4.1.  Amounts Payable..........................................      11
Section 4.2.  Payments Assigned........................................      11
Section 4.3.  Default in Payments......................................      12
Section 4.4.  Corporation's Obligations Unconditional..................      12
Section 4.5.  Advances by Authority or Underwriter.....................      13
Section 4.6.  Rebate Requirement.......................................      13

                                          i


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                                      ARTICLE V

                                  Special Covenants

Section 5.1.  Insurance Requirements...................................      14
Section 5.2.  Examination of Books and Records.........................      15
Section 5.3.  Financial Statements and Other Information...............      15
Section 5.4.  Damage, Destruction, Condemnation and Loss of Title......      16
Section 5.5.  Indemnification..........................................      17
Section 5.6.  Maintenance and Modification of Project..................      19
Section 5.7.  Tax Exemption............................................      19
Section 5.8.  Investment and Use of Trust Funds........................      22
Section 5.9.  Notice of Other Defaults; Compliance with Other Documents      23
Section 5.10. Corporate Status.........................................      23
Section 5.11. Priority of Indebtedness; Additional Indebtedness........      23
Section 5.12. Limitations on Liens.....................................      24
Section 5.13. Limitations on Payment of Dividends......................      24
Section 5.14. Ownership of Stocks and Project..........................      24
Section 5.15. Continuing Disclosure Requirements.......................      24
Section 5.16. Subordination Discontinuance Requirements................      25


                                      ARTICLE VI

                            Events of Default and Remedies

Section 6.1.  Event of Default Defined.................................      25
Section 6.2.  Remedies on Default......................................      26
Section 6.3.  Application of Amounts Realized in Enforcement of Remedies     27
Section 6.4.  No Remedy Exclusive......................................      27
Section 6.5.  Attorneys' Fees and other Expenses.......................      27
Section 6.6.  No Additional Waiver Implied by One Waiver...............      27


                                     ARTICLE VII

                                Prepayment of the Note

Section 7.1.  Option To Prepay the Note and Terminate Loan Agreement
                in Certain Events......................................      28
Section 7.2.  Option To Prepay the Note in Whole.......................      28
Section 7.3.  Option To Prepay the Note in Part........................      29
Section 7.4.  Obligation To Prepay the Note............................      29
Section 7.5.  Amount Required for Prepayment...........................      29


                                          ii


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                                     ARTICLE VIII

                                    Miscellaneous

Section 8.1.  Term of Loan Agreement...................................      29
Section 8.2.  Notices..................................................      30
Section 8.3.  Amendments to Loan Agreement and Note....................      30
Section 8.4.  Successors and Assigns...................................      31
Section 8.5.  Severability.............................................      31
Section 8.6.  Applicable Law; Entire Understanding.....................      31
Section 8.7.  Limitation of Liability of Directors of Authority........      31
Section 8.8.  Counterparts.............................................      31

Testimonium............................................................      32
Signatures.............................................................      32
Receipt................................................................      33


Exhibit A - Specimen Note
Exhibit B - Specimen Company Note
Exhibit C - Arbitrage Rebate Instructions


                                         iii


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                    THIS LOAN AGREEMENT, dated as of February 1, 1997,
between the INDUSTRIAL DEVELOPMENT AUTHORITY OF RUSSELL COUNTY, a political subdivision of the Commonwealth of Virginia (the "Authority"), and VIRGINIA GAS COMPANY, a Delaware corporation (the "Corporation"),

                                 W I T N E S S E T H:

                    WHEREAS, the Authority is a political subdivision of the Commonwealth of Virginia created pursuant to the Industrial Development and Revenue Bond Act, Chapter 33, Title 15.1 of the Code of Virginia of 1950, as amended (the "Act"), and is empowered by the Act, among other things, to issue its bonds and to loan the proceeds from the sale and issuance of such bonds to be applied to pay the costs of acquiring, improving, constructing and equipping industrial and commercial facilities and to refund obligations previously issued for such purposes;

                    WHEREAS, at the request of the Corporation, Virginia Gas Distribution Company, a Virginia corporation (the "Distribution Company"), and Virginia Gas Storage Company, a Virginia corporation (the "Storage Company"), the Authority issued its $3,000,000 Natural Gas Facility Revenue Bonds (Virginia Gas Company Project) Series 1994 A and B on January 6, 1994 (the "Russell Senior Bonds") for the purpose of providing funds, together with other available funds to (i) acquire, improve, construct and equip a natural gas distribution facility and supporting assets (the "Castlewood Project") to serve natural gas customers in and near the Town of Castlewood in Russell County, Virginia, (ii) fund certain reserves, and (iii) pay certain costs of issuance of the Russell Senior Bonds. The proceeds of the Russell Senior Bonds were loaned by the Authority to the Corporation and the Corporation evidenced such loan by issuing to the Authority the Corporation's $3,000,000 Promissory Note (the "Russell Senior Note");

                    WHEREAS, at the request of the Corporation, the Distribution Company, the Storage Company and Virginia Gas Exploration Company, a Virginia corporation (the "Exploration Company"), the Industrial Development Authority of Buchanan County, Virginia (the "Buchanan Authority") issued its $4,250,000 Natural Gas Facilities Revenue Bonds (Virginia Gas Company Project) Series 1994 on November 15, 1994 (the "Buchanan Senior Bonds") for the purpose of providing funds, together with other available funds to (i) acquire, improve, construct and equip a natural gas distribution facility and supporting assets (the "Grundy Project") to serve natural gas customers in and near the Town of Grundy in Buchanan County, Virginia, (ii) fund certain reserves, and (iii) pay certain costs of issuance of the Buchanan Senior Bonds. The proceeds of the Buchanan Senior Bonds were loaned by the Buchanan Authority to the Corporation and the Corporation evidenced such loan by issuing to the Buchanan Authority the Corporation's $4,250,000 Promissory Note (the "Buchanan Senior Note");

                    WHEREAS, at the request of the Corporation, the Distribution Company, the Storage Company and the Exploration Company, the Buchanan Authority issued its $3,750,000

                                          1


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Senior Subordinated Natural Gas Facilities Revenue Bonds (Virginia Gas Company
Project) Series 1995 on December 15, 1995 (the "Buchanan Senior Subordinated Bonds") for the purpose of providing funds, together with other available funds to (i) acquire, improve, construct and equip additional portions of the Grundy Project, (ii) fund certain reserves, and (iii) pay certain costs of issuance of the Buchanan Senior Subordinated Bonds. The proceeds of the Buchanan Senior Subordinated Bonds were loaned by the Buchanan Authority to the Corporation and the Corporation evidenced such loan by issuing to the Buchanan Authority the Corporation's $3,750,000 Promissory Note (the "Buchanan Senior Subordinated Note");

                    WHEREAS, at the request of the Corporation, the Distribution Company, the Storage Company and the Exploration Company, the Authority made a $100,000 Borrower Loan to the Corporation, on behalf of itself and the Distribution Company, the Storage Company and the Exploration Company, on October 1, 1996 (the "Russell Borrower Loan") from the proceeds of its $100,000 Issuer Loan (the "Russell Issuer Loan") for the purpose of providing funds, together with other available funds to (i) acquire, improve, construct and equip a natural gas distribution facility and supporting assets (the "Lebanon Project") to serve natural gas customers in and near the Town of Lebanon in Russell County, Virginia, and (ii) pay certain costs of issuance of the Russell Issuer Loan;

                    WHEREAS, at the request of the Corporation, the Distribution Company and Virginia Gas Pipeline Company, a Virginia corporation (the "Pipeline Company"), the Authority has been asked to issue its $9,100,000 Subordinated Natural Gas Facilities Revenue Bonds (Virginia Gas Company Project) Series 1997 (the "Bonds") for the purpose of providing funds, together with other available funds to (i) acquire, improve, construct and equip additional portions of the Lebanon Project, (ii) prepay in full the outstanding principal balance of the Russell Issuer Loan, (iii) fund certain reserves and (iv) pay certain costs of issuance of the Bonds; and

                    WHEREAS, although the Corporation will be primarily liable to make the payments due on the Note, as hereinafter described, the Corporation will not own any portion of the Lebanon Project. The natural gas distribution facilities comprising a portion of the Lebanon Project are owned and operated by the Distribution Company and the natural gas pipeline and storage facilities comprising a portion of the Lebanon Project are owned and operated by the Pipeline Company;

                    NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto covenant and agree as follows:

                                      ARTICLE I

                        Definitions and Rules of Construction


                                          2


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                    Section 1.1.  Definitions.  Except as set forth below or
unless the context otherwise requires, all undefined capitalized terms shall have the meanings assigned them in the Indenture. Words and terms defined in the preamble hereto shall have the meaning set forth therein. The following words and terms shall have the following meanings unless the context otherwise requires:

                    "Adverse Tax Action" shall mean any action or omission to take action reasonably within the control of the actor, the result of which is to subject interest on the Bonds to inclusion in gross income for federal income tax purposes; provided, that no Adverse Tax Action shall be deemed to have occurred if the interest on any Bond becomes taxable to the Holder thereof who is a "substantial user" of the Lebanon Project or a "related person" within the meaning of Section 147(a) of the Code.

                    "Bond Purchase Agreement" shall mean the Bond Purchase Agreement dated February 20, 1997 among the Authority, the Corporation and the Underwriter, pursuant to which the Bonds are sold to the Underwriter, including all amendments or supplements thereto.

                    "Certificate" shall mean each and every Certificate of Public Convenience and Necessity or other permit or certificate issued to one or more of the Companies by the Virginia State Corporation Commission or the Federal Energy Regulatory Commission relating to the operation of the natural gas facilities comprising a portion of the Lebanon Project.

                    "Event of Default" shall mean with respect to this Loan Agreement each of those events set forth in Section 6.1 of this Loan Agreement.

                    "Lebanon Project" shall mean the acquisition, improvement, construction and equipping of a natural gas distribution facility to serve the general public in and near the Town of Lebanon in Russell County, including certain natural gas pipeline and storage facilities that directly support the distribution facilities. The pipeline and storage facilities are located primarily in Scott County, Washington County and Smyth County.

                    "Loan Agreement" shall mean this Loan Agreement, including all amendments and supplements hereto.

                    "Net Proceeds" shall mean the gross proceeds from any insurance recovery or condemnation award remaining after payment of attorneys' fees, fees and expenses of the Trustee and all other expenses incurred in the collection of such gross proceeds.

                    "Note" shall mean the Corporation's Promissory Note in the original principal amount of $9,100,000, dated the date of the Bonds, in the form of Exhibit A attached hereto, issued hereunder and delivered to the Authority to evidence certain of the obligations of the Corporation hereunder, and all amendments, supplements or substitutions thereto or therefor.

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                    "Payment of the Bonds" shall mean payment in full of the
principal of, premium, if any, and interest on all Bonds and all fees necessary to provide for the discharge of the Indenture or provision for such payment to discharge the Indenture as provided therein.

                    "Permitted Liens" shall mean as of any particular time,
(a) liens for ad valorem taxes and special assessments not then delinquent;
(b) utility, access and other easements and rights-of-way, mineral rights, restrictions and exceptions, which, in the opinion of an architect, engineer or surveyor will not interfere with or impair the operation of the Lebanon Project or other assets owned by the Corporation, the Distribution Company or the Pipeline Company; (c) such minor defects, irregularities, encumbrances, easements, right-of-way and licenses as normally exist with respect to the subject property and as do not interfere with or impair the operation of the Lebanon Project or other assets owned by the Corporation, the Distribution Company or the Pipeline Company for its intended use; (d) liens arising by reason of good faith deposits in connection with leases of real estate, bids or contracts (other than contracts for the payment of money), deposits to secure public or statutory obligations, liens to secure, or in lieu of, surety, stay or appeal bonds, and deposits as security for the payment of taxes or assessments or other similar charges; (e) any judgment lien against the Corporation, the Distribution Company or the Pipeline Company so long as such judgment is being contested in good faith and execution thereon is stayed, or provision for payment of the judgment has been made in accordance with applicable law or by the deposit with the applicable court, the Trustee or with a commercial bank or trust company of cash, security or other property acceptable to the Trustee; (f) any liens of mechanics, materialmen, laborers, suppliers or vendors for work or services performed or materials furnished in connection with any property that are not due and payable or that are not delinquent, the amount or validity of which are being contested in good faith and execution thereon is stayed or that have been due for less than ninety (90) days; (g) any lien existing on the date of authentication and delivery of the Bonds; provided, that no such lien may be increased, extended, renewed or modified to apply to any property not subject to such lien on such date or to secure indebtedness not outstanding on such date, unless such lien as increased, extended, renewed or modified otherwise qualifies as a Permitted Lien hereunder; (h) purchase money liens on property securing indebtedness that was assumed in connection with the acquisition of such property; provided, that no such lien may be increased, extended, renewed or modified with respect to such indebtedness unless such lien as increased, extended, renewed or modified otherwise qualifies as a Permitted Lien hereunder; and (i) any lien on the property of the Corporation granted in favor of or securing indebtedness to any of its wholly-owned subsidiaries, and vice versa.

                    "Prime Rate" shall mean the rate per year announced from time to time by Crestar Bank as its prime rate, with any change in the Prime Rate being effective as of the date such announced prime rate is changed.
The Prime Rate is not necessarily the best or lowest rate of interest offered by such bank.

                    "Rebate Amount" shall have the meaning set forth in Exhibit C, as it may be amended from time to time.

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                    "Rebate Amount Certificate" shall have the meaning set
forth in Exhibit C, as it may be amended from time to time.

                    "Subsidiaries" shall mean any corporations for which fifty percent (50%) or more of the capital stock is owned by the Corporation.


                    Section 1.2. Rules of Construction. The following rules shall apply to the construction of this Loan Agreement unless the context otherwise requires:

                    (a) Singular words shall connote the plural number as well as the singular and vice versa. Any references herein to the masculine gender include the feminine and neuter genders, and vice versa.

                    (b) Words importing the redemption or calling for redemption of Bonds shall not be deemed to refer to or connote the payment of Bonds at their stated maturity.

                    (c) All references herein to particular articles or sections are references to articles or sections of this Loan Agreement unless otherwise indicated. The words "hereof," "herein," "hereto," "hereby," and "hereunder" refer to the entire Loan Agreement.

                    (d) The headings and table of contents herein are solely for convenience of reference and shall not constitute a part of this Loan Agreement nor shall they affect its meaning, construction or effect.

                                      ARTICLE II

                                   Representations

                    Section 2.1. Representations by Authority. The Authority makes the following representations:

                    (a) The Authority is an industrial development authority duly established under the Act, and is a political subdivision of the Commonwealth of Virginia having those corporate powers enumerated under the Act, has the power to enter into this Loan Agreement, the Bond Purchase Agreement and the Indenture and the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The Lebanon Project constitutes and will constitute an "authority facility" within the meaning of the Act.

                    (b) By proper corporate action the Authority has duly authorized the execution and delivery of this Loan Agreement, the Bond Purchase Agreement, the Indenture and the Bonds, the performance of its obligations hereunder and thereunder and the issuance of the Bonds and, simultaneously with the execution and delivery of this Loan Agreement, has duly

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executed and delivered the Bond Purchase Agreement and the Indenture and issued and sold the Bonds.

                    (c) The execution and delivery of, and the performance of the obligations and agreements of the Authority set forth in, this Loan Agreement, the Bond Purchase Agreement, the Indenture and the Bonds are within the power and authority of the Authority and have been duly authorized by the Authority and will not contravene any provision of any judgment, order or decree to which the Authority is subject or contravene or constitute a default under any contract, agreement or other instrument to which the Authority is a party.

                    (d) The Authority is not in violation of the Act or, to its knowledge, any existing law, rule or regulation applicable to it which would affect its existence or the matters referred to in the preceding subsections (b) and (c).

                    (e) All actions of the Authority with respect to the issuance of the Bonds occurred at meetings held after notice given in accordance with the Authority's procedures and applicable law, which were open to the public and at which quorums were present and acting throughout, and said actions appear of public record in the minute books of the Authority.

                    (f) Notwithstanding anything herein to the contrary, any obligation the Authority may incur hereunder in connection with the acquisition, improvement, construction, equipping and financing of the Lebanon Project shall not be deemed to constitute a general obligation of the Authority but shall be a limited obligation of the Authority payable solely from the payments received under this Loan Agreement and the Note and the security specifically pledged and assigned therefor, including payments received under the Company Loan Agreements and the Company Notes.

                    (g) To the best of its knowledge, no litigation, inquiry or investigation of any kind in or by any judicial or administrative court or agency is pending or threatened against the Authority with respect to (1) the organization and existence of the Authority, (2) its authority to execute or deliver this Loan Agreement, the Bond Purchase Agreement, the Indenture or the Bonds or to perform its obligations hereunder and thereunder or to assign the Note, (3) the validity or enforceability of any of such instruments or the transactions contemplated hereby or thereby, (4) the title of any officer of the Authority who executed such instruments, or (5) any authority or proceedings related to the execution and delivery of such instruments on behalf of the Authority. No such authority or proceedings have been repealed, revoked, rescinded or amended and all are in full force and effect.

                    (h) The Authority has by duly adopted resolution found and determined that the financing of the Lebanon Project, including the financing of interest on the Bonds attributable to construction and equipping of the Lebanon Project for up to one year after its completion, and the loan of the proceeds of the Bonds to the Corporation are in furtherance of the purposes for which the Authority was organized and will serve the purposes of the Act.

                    Section 2.2. Representations by Corporation. The Corporation makes the following representations:

                    (a) The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Corporation has the power to enter into this Loan Agreement, the Bond Purchase Agreement, the Continuing Disclosure Agreement and the Note and the transactions contemplated hereunder and thereunder and by proper corporate action has duly authorized the execution and delivery of this Loan Agreement, the Bond Purchase Agreement, the Continuing Disclosure Agreement and the Note and the performance of its obligations hereunder and thereunder.


                    (b) The Corporation is not in default in the payment of the principal of or interest on any of its indebtedness for borrowed money or in default under any instrument under and subject to which any indebtedness has been incurred, and no event has occurred and is continuing under the provisions of any such instrument that with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

                    (c) There is no litigation at law or in equity or any proceeding before any governmental agency involving the Corporation pending or, to its knowledge, threatened in which any liability of any of the Corporation is not adequately covered by insurance or for which adequate reserves are not provided or for which any judgment or order would have a material adverse effect upon the business or assets of the Corporation or affect its existence or authority to do business, the acquisition, improvement, construction, equipping or operation of the Lebanon Project, the validity of this Loan Agreement, the Bond Purchase Agreement, the Continuing Disclosure Agreement or the Note or the performance of its obligations hereunder or thereunder.

                    (d) The execution and delivery by the Corporation of this Loan Agreement, the Bond Purchase Agreement, the Continuing Disclosure Agreement and the Note, the performance of its obligations hereunder and thereunder and the consummation of the transactions herein and therein contemplated do not and will not conflict with, or constitute a breach or result in a violation of, the articles of incorporation or bylaws of the Corporation, any Certificate, any agreement or other instrument to which it is a party or by which it is bound or any constitutional or statutory provision or order, rule, regulation, decree or ordinance of any court, government or governmental authority having jurisdiction over the Corporation or any of its property.

                    (e) A Certificate has been issued to the Distribution Company for the operation of the distribution facilities in and near the Town of Lebanon comprising a portion of the Lebanon Project. Pursuant to such Certificate, the Distribution Company is obligated to furnish natural gas to all persons who desire such service and who are within the service area of the Distribution Company. The Lebanon Project will be available for use by a large segment of the general public in such service area.

                    Certificates have been issued or are expected to be issued to the Pipeline Company for the operation of a portion of the pipeline and storage facilities comprising a portion of the Lebanon Project.

                    The Corporation, the Companies and the other Subsidiaries have or are expected to receive all Certificates required for the operation and maintenance of the Lebanon Project.

                    (f) The Corporation has obtained all consents, approvals, authorizations and orders of any governmental or regulatory authority that are required to be obtained by it as a condition precedent to the issuance of the Bonds, the execution and delivery of this Loan Agreement, the Bond Purchase Agreement, the Continuing Disclosure Agreement and the Note and the performance of its obligations hereunder and thereunder.

                    (g) The Distribution Company will own and operate the natural gas distribution facilities that provide gas service to customers in the service area granted in the Certificate. The Pipeline Company will own and operate the natural gas pipeline and storage facilities in Scott, Washington and Smyth Counties that will support the distribution facilities. Only that portion of the pipeline and storage facilities that will support the distribution facilities will be financed with a portion of the proceeds of the Bonds. The Corporation will cause the Lebanon Project to be operated as a facility for the local furnishing of gas within the meaning of Section 142(a)(8) of the Code and as an "authority facility" within the meaning of the Act until Payment of the Bonds or until certain Events of Taxability, as described in Section 5.7.

                    (h) The Corporation and the Companies were engaged in the local furnishing of natural gas, within the meaning of Section 142(a)(8) of the Code, on January 1, 1997. The Lebanon Project is within the area served by the Corporation and the Companies, pursuant to the Certificates, on January 1, 1997.

                    (i) The assets acquired or to be acquired with the proceeds of the Bonds together with the other assets acquired or to be acquired by the Corporation, the Distribution Company or the Pipeline Company for which the Corporation has paid or for which it has available funds on hand include all of those assets which are required to operate the Lebanon Project.

                                     ARTICLE III

                    Construction of Project; Loan of Bond Proceeds

                    Section 3.1. Agreement To Construct Project. The Corporation, pursuant to the agreement set forth herein and not as an agent, agrees to cause the acquisition, improvement, construction and equipping of the Lebanon Project and agrees to:

                         (1)  obtain and maintain or cause to be obtained and
maintained all Certificates, licenses, permits and consents required for the acquisition, improvement, construction, equipping and operation of the Lebanon Project, and the Authority shall have no responsibility therefor; and

                         (2)  bring or cause to be brought any action or
proceeding against any person which the Authority might bring with respect to the Lebanon Project as the Corporation shall deem proper.

The Corporation may enter into contracts on behalf of the Authority, provided that (A) no such contract shall obligate the Authority to pay money other than from the proceeds of the Bonds and (B) if the Authority is a party to any such contract, the Corporation shall obtain the consent of the Authority and provide for any bond required by law.

                    Section 3.2. Financing of Project. The Authority hereby agrees to loan the proceeds of the Bonds to the Corporation to be passed through the Corporation to be used ultimately for the payment of the Costs of the Project.

                    Section 3.3. Repayment to Authority; Repayment to Corporation. The Corporation shall deliver the Note to the Authority as evidence of the Corporation's obligation to repay the loan made by the Authority and such Note shall be assigned to the Trustee as security for the Bonds.

                    Upon the issuance of the Bonds, the Corporation shall provide the Trustee with a listing of the actual or anticipated expenditures of the proceeds of the Bonds, broken down into categories for the assets to be acquired or refinanced for and then owned by the Distribution Company and the Pipeline Company. Further, upon the issuance of the Bonds, the Distribution Company and the Pipeline Company shall each execute and deliver to the Corporation a Company Note in a principal amount equal to its allocable share of the face amount of the Bonds. Each Company Note, which shall be substantially in the form set forth in Exhibit B attached hereto, will obligate the Distribution Company or the Pipeline Company to pay to the Corporation an amount equal to an allocable portion of the principal of and interest on the Bonds. If, upon the last withdrawal from the Project Fund, it is found that the assets from the original proceeds of the Bonds actually allocated to the Distribution Company or the Pipeline Company differs from the principal amount of that entity's Company Note by more than $50,000, each such entity has agreed to amend its Company Note to reflect more accurately the amount of the assets acquired or refinanced on its behalf.

                    The Corporation shall assign its interests in the Company Loan Agreements and the Company Notes to the Trustee as security for the payments due under the Note.

                    Section 3.4. Corporation To Provide Funds To Complete Project. If the proceeds derived from the sale of the Bonds are not sufficient to pay in full the Costs of the Project, the Corporation shall pay or cause to be paid such moneys as are necessary to provide for payment in full of such Costs. The Corporation shall not be entitled to any reimbursement therefor from the Authority or the Trustee nor shall the Corporation be entitled to any abatement, diminution or postponement of its payments hereunder or under the Note. In no event shall the Authority be responsible or liable for the payment of any such excess costs.

                    The Corporation shall not permit any changes to the plans and specifications governing the improvement and construction of the Lebanon Project that would increase the Costs of the Project by more than an aggregate amount of $900,000 unless it demonstrates to the satisfaction of the Trustee that funds are available to the Corporation to pay the increased costs.

                    The proceeds of the Russell Issuer Loan and the Russell Borrower Loan have been used by the Corporation and the Companies to finance certain portions of the Cost of the Project. On the date that the Bonds are issued, $100,000 of the proceeds of the Bonds will be applied to the prepayment in full of the outstanding principal balance of the Russell Issuer Loan. On the date that the Bonds are issued, the Corporation will pay from its own assets (or cause the Companies to pay from their own assets) to the holders of the Russell Issuer Loan an amount equal to the accrued and unpaid interest on the Russell Issuer Loan to such date and will take all other actions necessary to cause the Russell Issuer Loan to be paid in full as of such date.

                    Section 3.5. Limitation of Authority's Liability. Notwithstanding anything herein to the contrary, any obligation the Authority may incur hereunder in connection with the undertaking of the Lebanon Project or the payment of money shall not be deemed to constitute a general obligation of the Authority but shall be a limited obligation payable solely from the revenues and receipts derived by it from or in connection with the Lebanon Project or otherwise under this Loan Agreement, including payments received on the Note, but specifically excluding the Authority's Unassigned Rights.

                    Section 3.6. Disclaimer of Warranties. THE AUTHORITY MAKES NO REPRESENTATION OR WARRANTY THAT THE CORPORATION, THE DISTRIBUTION COMPANY OR THE PIPELINE COMPANY WILL HAVE QUIET AND PEACEFUL POSSESSION OF THE LEBANON PROJECT, except that the Lebanon Project is free from encumbrances done, made or knowingly suffered by the Authority or anyone claiming by, through or under it. The Corporation recognizes that since the Lebanon Project is being undertaken at its request and by contractors and suppliers approved by it in accordance with plans and specifications prepared by engineers approved by it, THE AUTHORITY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE MERCHANTABILITY, CONDITION OR WORKMANSHIP OF ANY PART OF THE LEBANON PROJECT OR ITS SUITABILITY FOR THE PURPOSES OF THE CORPORATION, THE DISTRIBUTION COMPANY OR THE PIPELINE COMPANY OR THE EXTENT TO WHICH PROCEEDS DERIVED FROM THE SALE OF THE BONDS WILL PAY THE COST TO BE INCURRED IN CONNECTION THEREWITH. THE AUTHORITY MAKES NO REPRESENTATION AS TO THE FINANCIAL POSITION OR BUSINESS CONDITION OF THE CORPORATION, THE DISTRIBUTION COMPANY OR THE PIPELINE COMPANY AND DOES NOT REPRESENT OR WARRANT AS TO ANY OF THE STATEMENTS, MATERIALS (FINANCIAL OR OTHERWISE), REPRESENTATIONS OR CERTIFICATIONS FURNISHED OR TO BE MADE AND

FURNISHED BY THE CORPORATION, THE DISTRIBUTION COMPANY OR THE PIPELINE COMPANY IN CONNECTION WITH THE SALE OF THE BONDS, OR AS TO THE CORRECTNESS, COMPLETENESS OR ACCURACY OF SUCH STATEMENTS.

                    Section 3.7. Compliance with Indenture. At the request of the Corporation, the Authority shall (a) at any time moneys held pursuant to the Indenture are sufficient to effect redemption of the Bonds and if the same are then redeemable under the Indenture, take all reasonable steps that may be necessary to effect redemption thereunder, and (b) take any other action reasonably required by the Indenture.


                                      ARTICLE IV

                                 Payments on the Note

                    Section 4.1. Amounts Payable. (a) The Corporation shall make all payments required by the Note as and when they become due and shall promptly pay all other amounts necessary to enable the Trustee to make the deposits to the Bond Fund and the Reserve Fund required by Article VI of the Indenture.

                    (b) The Corporation shall also pay, as and when the same become due:

                         (1)  To the Trustee, its reasonable fees for
services rendered and for expenses reasonably incurred by it as Trustee under the Indenture, as Bond Registrar and paying agent on the Bonds, and as the Dissemination Agent under the Continuing Disclosure Agreement, including the reasonable fees and disbursements of its counsel and the reasonable fees and expenses of any other paying agents, all as provided in the Indenture, and all other amounts that the Corporation herein assumes or agrees to pay, including any cost or expense necessary to cancel and discharge the Indenture upon Payment of the Bonds.

                         (2)  To or on behalf of the Authority, (i) all
reasonable and necessary costs and expenses of the Authority related to the Lebanon Project or the Bonds and (ii) all other amounts which the Corporation agrees to pay under the terms of this Agreement; provided, that the aggregate of all such amounts paid to the Authority shall not equal or exceed an amount which would cause the "yield" on the Note, this Loan Agreement or any other "acquired purpose obligation" to be "materially higher" than the "yield" on the Bonds, as such terms are used in the Code. Such fees and expenses shall be paid directly to the Authority for its own account as and when such fees and expenses become due and payable. When the Authority incurs expenses or renders services after the occurrence of an Event of Default specified in Sections 6.1(d) or 6.1(e), the expenses and the compensation for the services are intended to constitute expenses of administration under any federal or state bankruptcy, insolvency, arrangement, moratorium, reorganization or other debtor relief law.

                         (3)  Amounts described in Section 4.6.

                         (4)  All other amounts that the Corporation agrees
to pay under the terms of the Indenture, the Bond Purchase Agreement and this Loan Agreement, including the amounts described in the definition of "Determination of Taxability" in the Indenture.

                    Section 4.2. Payments Assigned. The Corporation consents to the assignment made by the Indenture to the Trustee of the Note and the Company Notes and of certain of the rights of the Authority under this Loan Agreement and of the Corporation under the Company Loan Agreements.
 The Corporation agrees to pay to the Trustee all amounts payable by the Corporation pursuant to the Note and this Loan Agreement, except for payments made to the Authority pursuant to Sections 4.1(b)(2), 4.5, 5.5 and 6.5. The Corporation hereby assigns to the Trustee its rights under Company Notes and its rights under the Company Loan Agreements, except for payments made to the Corporation pursuant to Sections 5.2 and 6.5 thereof.

                    Section 4.3. Default in Payments. If the Corporation should fail to make any payments required by the Note or this Loan Agreement on account of principal of or interest on any Bonds when due, the Corporation shall pay to the Trustee interest thereon until paid at the rate equal to the rate on such Bonds, to the extent permitted by law. If the Corporation should fail to make any other payments required by this Loan Agreement when due, the Corporation shall pay to the Authority or the Trustee, as applicable, interest at the rate equal to the Prime Rate plus one percent (1%) per year.

                    Section 4.4. Corporation's Obligations Unconditional. The obligation of the Corporation to make the payments on the Note and to observe and perform all other covenants, conditions and agreements hereunder shall be absolute and unconditional, irrespective of any rights of setoff, recoupment or counterclaim the Corporation might otherwise have against the Authority or the Trustee and irrespective of the failure or the delay of the Distribution Company or the Pipeline Company to make any payment when due under its Company Note. Subject to the prepayment of the Note as provided therein, the Corporation shall not suspend or discontinue any payment on the Note or hereunder or fail to observe and perform any of its other covenants, conditions or agreements hereunder for any cause, including without limitation, any acts or circumstances that may constitute an eviction or constructive eviction, failure of consideration, failure of title to any part or all of the Lebanon Project or commercial frustration of purpose, or any damage to or destruction or condemnation of all or any part of the Lebanon Project, or any change in the tax or other laws of the United States of America, Commonwealth of Virginia or any political subdivision of either, or any failure of the Authority or the Trustee to observe and perform any covenant, condition or agreement, whether express or implied, or any duty, liability or obligation arising out of or in connection with the Indenture or this Loan Agreement. The Corporation may, after giving to the Authority and the Trustee ten (10) days' notice of its intention to do so, at its own expense and in its own name, or in the name of the Authority if procedurally required, prosecute or defend any action or proceeding or take any other action involving third persons that the Corporation reasonably deems necessary to secure or protect any of its rights hereunder. In the event the Corporation takes any such action, the Authority shall cooperate fully with the Corporation and shall take all necessary action to substitute the Corporation for the Authority in such action or proceeding, if so requested.

                    THE AUTHORITY, THE CORPORATION AND, BY THEIR PURCHASE OF BONDS, THE BONDHOLDERS, EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE OBLIGATION OF THE CORPORATION TO MAKE PAYMENTS UNDER THE NOTE IS, UNTIL ALL OF THE SUBORDINATION DISCONTINUANCE REQUIREMENTS HAVE BEEN MET, SUBORDINATE TO THE OBLIGATION OF THE CORPORATION TO MAKE PAYMENTS UNDER ITS SENIOR NOTES AND ITS SENIOR SUBORDINATED NOTES. FURTHER, THE AUTHORITY, THE CORPORATION AND, BY THEIR PURCHASE OF BONDS, THE BONDHOLDERS, EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE OBLIGATION OF THE DISTRIBUTION COMPANY TO MAKE PAYMENTS UNDER ITS COMPANY NOTE IS, UNTIL ALL OF THE SUBORDINATION DISCONTINUANCE REQUIREMENTS HAVE BEEN MET, SUBORDINATE TO THE OBLIGATION OF THE DISTRIBUTION COMPANY TO MAKE PAYMENTS UNDER ITS SENIOR COMPANY NOTES AND SENIOR SUBORDINATED COMPANY NOTE.

                    BY THEIR PURCHASE OF THE BONDS, THE BONDHOLDERS EXPRESSLY ACKNOWLEDGE AND AGREE THAT SO LONG AS NO EVENT OF DEFAULT UNDER ANY OF THE SENIOR LOAN AGREEMENTS, SENIOR COMPANY LOAN AGREEMENTS, SENIOR SUBORDINATED LOAN AGREEMENTS OR SENIOR SUBORDINATED COMPANY LOAN AGREEMENTS HAS OCCURRED, THE BONDHOLDERS MAY CONTINUE TO RECEIVE AND RETAIN PAYMENTS ON THE BONDS WHEN AND AS THE SAME BECOME DUE, BUT THAT ANY AMOUNTS RECEIVED BY SUCH HOLDERS AS A PAYMENT ON THE BONDS SUBSEQUENT TO ANY EVENT OF DEFAULT UNDER ANY OF THE SENIOR LOAN AGREEMENTS, SENIOR COMPANY LOAN AGREEMENTS, SENIOR SUBORDINATED LOAN AGREEMENTS OR SENIOR SUBORDINATED COMPANY LOAN AGREEMENTS WILL BE RETAINED AND HELD IN TRUST BY SUCH HOLDER FOR THE BENEFIT OF THE TRUSTEE FOR THE SENIOR BONDS AND THE SENIOR SUBORDINATED BONDS.

                    THE BONDHOLDERS, BY THEIR PURCHASE OF THE BONDS, EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE AUTHORITY MAKES NO REPRESENTATIONS WHATSOEVER AS TO THE VIABILITY OF THE LEBANON PROJECT OR THE CREDITWORTHINESS OF THE CORPORATION, THE COMPANIES OR THE BONDS OR THE ABILITY OF THE CORPORATION OR THE COMPANIES TO PAY THE PRINCIPAL OF OR INTEREST ON THE BONDS.

                    Section 4.5. Advances by Authority or Underwriter. If the Corporation shall fail to make any payment or perform any act required of it hereunder, the Authority or the Underwriter without prior notice or demand on the Corporation and without waiving or releasing any obligation or default, may (but shall be under no obligation to) make such payment or perform such act. All amounts so paid by the Authority or the Underwriter and all costs, fees and expenses so incurred shall be payable by the Corporation on demand as an additional obligation under the Note, together with interest thereon at the Prime Rate plus one percent (1%) per year until paid.

                    Section 4.6. Rebate Requirement. (a) At its sole expense on behalf of the Authority, the Corporation shall determine and pay to the United States the Rebate Amount as and when due in accordance with the "rebate requirement" described in Section 148(f) of the Code. The Corporation shall retain records of all such determinations until six (6) years after Payment of the Bonds.

                    (b) Reference is made to Exhibit C hereto for additional details of the rebate requirement. Exhibit C may be amended or substituted without compliance with Article XII of the Indenture or Section 8.3 hereof and without any action of the Authority upon the Corporation's delivery to the Trustee of the proposed amendment or substitution together with an Opinion of Bond Counsel that compliance with this Section 4.6 and Exhibit C, as amended, will not be an Adverse Tax Action.

                    (c) Notwithstanding anything contained herein to the contrary, no such payment need be made if the Corporation receives and delivers to the Trustee an Opinion of Bond Counsel that such payment is not required under the Code to prevent any Bonds from becoming "arbitrage bonds" within the meaning of Section 148 of the Code.

                    (d) The Authority shall not be liable to the Corporation by way of contribution, indemnification, counterclaim, set-off or otherwise for any payment made or expense incurred by or on behalf of the Corporation pursuant to this Section 4.6.

                    (e) The Authority covenants that, if so requested by the Corporation, it shall execute any form required to be signed by an issuer of tax-exempt bonds in connection with the payment of any rebatable arbitrage (including Internal Revenue Service Form 8038-T). The Corporation shall supply all information required to be stated on such form and shall prepare such form. Except for the execution and delivery of such form upon timely presentation by the Corporation, the Authority shall have no responsibility for such form or the information stated thereon.

                                      ARTICLE V

                                  Special Covenants

                    Section 5.1. Insurance Requirements. The Corporation shall maintain or cause to be maintained insurance covering such risks and in such amounts as, in its reasonable judgment, are adequate to protect it, the Distribution Company, the Pipeline Company, their operations and their property, including the Lebanon Project. The insurance required to be maintained pursuant hereto shall be reviewed by independent insurance consultants knowledgeable about the natural gas business at least biennially and the Corporation agrees that it will follow or cause to be followed any reasonable recommendations of the insurance consultants. In order to establish compliance with this Section 5.1, the Corporation agrees that it will deliver or cause to be delivered to the Trustee biennially, at the same time the certificates described in Section 5.3(c) are required to be delivered, (1) the report of an insurance consultant stating the types of insurance policies which the Corporation, the Distribution Company or the Pipeline Company should maintain, which in the opinion of such insurance consultant would comply with the requirements of this Section 5.1 and adequately provide the protection described above, and (2) reports of one or more insurance consultants stating the insurance maintained, or caused to be maintained, by the Corporation, the Distribution Company and the Pipeline Company pursuant to this Section 5.1 and then in effect and stating whether, in the opinion of such insurance consultants, the amount and manner of providing such insurance and any reductions or eliminations of the amount of any insurance during the period covered by such report comply with the requirements of this Section 5.1 and adequately protect the Corporation, the Distribution Company, the Pipeline Company, their operations and their property, including the Lebanon Project. The Corporation shall cause the Authority to be a named as an insured under its general liability insurance policies referred to above, as its interest may appear.

                    Section 5.2. Examination of Books and Records. The Trustee and the Underwriter shall be permitted, during normal business hours and upon reasonable notice, to examine the books and records of the Corporation with respect to the Corporation's financial standing or its compliance with its obligations hereunder.

                    Section 5.3.  Financial Statements and Other Information.
 (a) As soon as practical, but in any case within 120 days after the end of any fiscal year, the Corporation shall file with the Trustee a copy of the audited financial statements of the Corporation and its subsidiaries as of the end of such fiscal year, accompanied by the report of independent certified public accountants thereon. Such audited financial statements shall be prepared in accordance with generally accepted accounting principles and shall include such statements as necessary for a fair presentation of unrestricted fund financial position, results of operations and changes in unrestricted fund balance and cash flows for, or as of the end of, such fiscal year.

                    (b) If an Event of Default shall have occurred and be continuing, the Corporation shall (1) file with the Trustee and the Underwriter such other financial statements and information concerning its operations and financial affairs as the Trustee or the Underwriter may from time to time reasonably request, and (2) provide access to its facilities for the purpose of inspection by the Trustee or the Underwriter during regular business hours or at such other times as the Trustee or the Underwriter may reasonably request; provided, that such obligation to file or allow inspection shall exclude personnel records.

                    (c)  As soon as practical, but in any case within thirty
(30) days after receipt of the audit report mentioned above, the Corporation shall file with the Trustee and the Underwriter a certificate signed by its chief executive officer and its chief financial officer and a report of the independent certified public accountant stating that nothing has come to their attention that would lead them to believe that the Corporation is in default in the performance of any covenant contained in this Loan Agreement (including, without limitation, the covenants contained in Sections 5.7, 5.11, 5.12 and 5.14) or, if they are aware of any such default, specifying each such default and what actions the Corporation has taken, is taking or proposes to take to cure such default.

                    (d) The Corporation shall furnish to any Holder of $100,000 or more in aggregate principal amount of the Bonds who requests the same in writing, and, for informational purposes, the Underwriter, the financial statements, certificate of no default and other information which the Corporation has covenanted to furnish the Trustee pursuant to subsections
(a) and (c) above. Such information shall be furnished to such persons at the times and in the manner for such information to be furnished to the Trustee.

                    (e) As soon as practical, but in any case within forty-five (45) days after the end of each month, the Corporation shall furnish to the Underwriter unaudited financial statements for such month, including an income statement and balance sheet. Further, the Corporation shall furnish to the Underwriter any other unaudited financial statements or information requested by the Underwriter within thirty (30) days of any such request.

                    Section 5.4. Damage, Destruction, Condemnation and Loss of Title. (a) The Corporation shall give prompt notice to the Trustee and the Underwriter of (1) any material damage to or destruction of any part of the Lebanon Project, (2) a taking of all or any material part of the Lebanon Project or any right therein under the exercise of the power of eminent domain, (3) any loss of any material part of the Lebanon Project because of failure of title thereto, or (4) the commencement of any proceedings or negotiations that might result in such a taking or loss. Each such notice shall describe generally the nature and extent of such damage, destruction, taking, loss, proceedings or negotiations.

                    (b) Unless the Corporation prepays the Note in full pursuant to Article VII, if all or material any part of the Lebanon Project is destroyed or damaged by fire or other casualty, or if title to or the use of all or any material part of the Lebanon Project is taken under the exercise of the power of eminent domain or lost because of failure of title, the Corporation shall promptly replace, repair, rebuild or restore the property damaged, destroyed or lost so that the Lebanon Project shall be substantially the same as before such damage, destruction or loss, with such alterations and additions as the Corporation may determine and as will not impair the capacity or character of the Lebanon Project for the purpose for which it is then being used or is intended to be used. The Corporation shall apply or cause to be applied the Net Proceeds of insurance and any condemnation award received by it on account of such damage, destruction or loss and so much of the funds of the Corporation, the Distribution Company and Pipeline Company as may be necessary to payment of the cost of such replacement, repair, rebuilding or restoration; provided, that in lieu of the requirements of the first sentence of this Section 5.4(b) the Corporation may apply all of such Net Proceeds to:

                         (1)  The acquisition and/or construction by the
Corporation, the Distribution Company or the Pipeline Company of real and/or personal property, that (i) is suitable for its operations, (ii) is free and clear of all liens and encumbrances of any kind except Permitted Liens, and
(iii) is available for use and occupancy by the Corporation, the Distribution Company or the Pipeline Company without the requirement of any payment other than as provided in the Note or this Loan Agreement; or

                         (2)  The prorata prepayment of the Note and any
other similar obligation issued by the Corporation, the Distribution Company, the Storage Company, the Exploration Company or the Pipeline Company evidencing the obligation to repay any other loan made by the Authority, the Buchanan Authority or any other industrial development authority or similar entity to finance a portion of the Lebanon Project, in whole or in part, for application to the prorata redemption of the Bonds, the Senior Bonds, the Senior Subordinated Bonds and any other bonds issued on behalf of the Corporation, the Distribution Company, the Storage Company, the Exploration Company or the Pipeline Company to finance a portion of the Lebanon Project.

                    The Corporation shall not by reason of the payment of the cost of replacement, repair, rebuilding or restoration be entitled to any reimbursement from the Authority or the Trustee or to any abatement or diminution of the amounts payable under the Note or this Loan Agreement. All real and personal property acquired pursuant to this Section 5.4 shall become part of the Lebanon Project. Prepayments of the Note shall be used to redeem Bonds pursuant to Section 301(a) of the Indenture.

                    Section 5.5. Indemnification. (a) The Corporation shall at all times protect, indemnify and save harmless the Authority, the Trustee and the Underwriter (collectively, the "Indemnitees") from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (hereinafter referred to as "Damages"), including without limitation (1) all amounts paid in settlement of any litigation commenced or threatened against the Indemnitees, if such settlement is effected with the written consent of the Corporation, (2) all expenses reasonably incurred in the investigation of, preparation for or defense of any litigation, proceeding or investigation of any nature whatsoever, commenced or threatened against the Corporation, the Distribution Company, the Pipeline Company, the Lebanon Project, or the Indemnitees, (3) any judgments, penalties, fines, damages, assessments, indemnities or contributions, and (4) the reasonable fees of attorneys, auditors, and consultants; provided, that the Damages arise out of:

                         (A)  failure by the Corporation or any of its
officers, employees or agents, to comply with the terms of this Loan Agreement, the Bond Purchase Agreement and the Note and any agreements, covenants, obligations, or prohibitions set forth herein or therein or failure by the Distribution Company or the Pipeline Company to comply with the terms of any Company Loan Agreement or Company Note;

                         (B)  any action, suit, claim or demand contesting or
affecting the title to the Lebanon Project;

                         (C)  any breach of any representation or warranty
set forth in this Loan Agreement or the Bond Purchase Agreement or any certificate delivered pursuant hereto or thereto, and any claim that any representation or warranty of the Corporation contains or contained any untrue or misleading statement of a material fact or omits or omitted to state any material fact necessary to make the statements made herein or therein not misleading in light of the circumstances under which they were made;

                         (D)  any action, suit, claim, proceeding or
investigation of a judicial, legislative, administrative or regulatory nature arising from or in connection with the acquisition, improvement, construction, equipping, ownership, operation, occupation or use of the Lebanon Project;

                         (E)  any suit, action, administrative proceeding,
enforcement action, or governmental or private action of any kind whatsoever commenced against the Corporation, the Distribution Company or the Pipeline Company, the Lebanon Project or the Indemnitees that might adversely affect the validity, enforceability or tax-exempt status of the Bonds, this Loan Agreement, the Bond Purchase Agreement, the Indenture, the Note, any Company Loan Agreement or any Company Note, or the performance by the Corporation, the Distribution Company, the Pipeline Company or any Indemnitee of any of their respective obligations thereunder; or

                         (F)  any releases or discharges of hazardous wastes,
constituents or pollutants, or other environmental hazards, contamination or pollution on, in, near or under the Lebanon Project, including, without limitation, remedial investigation and feasibility study costs, clean up costs and other response costs under the Comprehensive Environmental Response Compensation and Liability Act, as modified by the Superfund Amendments and Reauthorization Act of 1986 or any other environmental legislation or regulation, whether federal, state or local, currently in existence or which may be enacted in the future;

provided, that such indemnity shall be effective only to the extent of any loss that may be sustained by the Indemnitees in excess of the proceeds, net of any expenses of collection, received by them or from any insurance carried with respect to such loss and provided further that the benefits of this
Section 5.5 shall not inure to any person or entity other than the Indemnitees.

                    (b) If any action, suit or proceeding is brought against the Indemnitees for any loss or damage for which the Corporation is required to provide indemnification under this Section 5.5, the Corporation, upon request, shall at its expense resist and defend such action, suit or proceeding, or cause the same to be resisted and defended by counsel designated by the Corporation and approved by the Indemnitees, which approval shall not be unreasonably withheld or delayed; provided, that such approval shall not be required in the case of defense by counsel designated by any insurance company undertaking such defense pursuant to any applicable policy of insurance. The obligations of the Corporation under this Section
5.5 shall survive any termination of this Loan Agreement, including prepayment in full of the Note.

                    (c) Nothing contained herein shall require the Corporation to indemnify the Authority or the Underwriter for any claim or liability resulting from its gross negligence or its willful, wrongful acts or the Trustee for any claim or liability resulting from its negligence or its willful, wrongful acts (under the standard of care set forth in Article X of the Indenture).

                    (d) All references in this Section 5.5 to the Authority, the Trustee and the Underwriter, including references to Indemnitees, shall include their directors, commissioners, officers, employees and agents.

                    Section 5.6. Maintenance and Modification of Project. The Corporation agrees that at all times it will maintain, preserve and keep the Lebanon Project and its other properties or cause the Lebanon Project and its other properties to be maintained, preserved and kept in good repair, working order and condition and that the Corporation will from time to time make or cause to be made all repairs, replacements and renewals deemed proper and necessary by it. In addition, the Corporation may upgrade the Lebanon Project and its other properties or cause them to be upgraded. Further, the Corporation may make or cause to be made substitutions, additions, modifications and improvements to the Lebanon Project from time to time as the Corporation, in its discretion, deems to be desirable for its use, and as shall be permitted by the Act. The costs of such upgrades, substitutions, additions, modifications and improvements shall be paid by the Corporation, the Distribution Company or the Pipeline Company and be subject to the terms of this Loan Agreement as part of the Lebanon Project. Any portion of the Lebanon Project may be disposed of in any manner permitted by Section 5.14.

                    The Corporation, the Distribution Company and the Pipeline Company have obtained or will obtain and will maintain or cause to be maintained all consents, approvals, permits, authorizations and orders of any governmental or regulatory authority that are required to be obtained as a condition precedent to the acquisition, improvement, construction, equipping and operation of the Lebanon Project, including each Certificate. The Corporation knows of no reason why any such consents, approvals, permits, authorizations or orders not yet received cannot be obtained on a timely basis.

                    Section 5.7. Tax Exemption. (a) Unless the Corporation shall deliver to the Trustee an Opinion of Bond Counsel to the effect that such use, occupation or ownership will not be an Adverse Tax Action, the Corporation shall not:

                         (1)  take or allow to be taken any action that will
cause less than ninety-five percent (95%) of the net proceeds (with the meaning of Section 150(a)(3) of the Code) of the Bonds to be used to acquire property which qualifies as facility for the local furnishing of gas within the meaning of Section 142(a)(8) of the Code or facilities functionally related and subordinate thereto or will cause less than ninety-five percent (95%) of such net proceeds to be used for costs that are properly chargeable to the capital account of the Corporation, the Distribution Company or the Pipeline Company or would be so chargeable either with an election or but for a proper election to deduct such amounts;

                         (2)  take any action or approve or direct the
Trustee's taking any action or making any investment or use of the proceeds of the Bonds (including failure to spend the same with due diligence) that would cause the Bonds to be "arbitrage bonds" within the meaning of Section 148 of the Code;

                         (3)  barring unforeseen circumstances, approve the
use of the proceeds of the Bonds or any other funds other than in accordance with the "non-arbitrage" certificate with respect to such use given immediately prior to the delivery of the Bonds;

                         (4)  permit the Lebanon Project to be used, leased
to or occupied by the United States or an agency or instrumentality thereof in any manner for compensation, including any entity with statutory authority to borrow from the United States (in any case within the meaning of Section 149(b) of the Code), or in any way cause the Bonds to be "federally guaranteed" within the meaning of Section 149(b) of the Code;

                         (5)  permit twenty-five percent (25%) or more of the
net proceeds of the Bonds to be used to acquire (directly or indirectly) any land (or an interest therein) or permit the proceeds of the Bonds to be used, directly or indirectly for the acquisition of land (or an interest therein) to be used for farming purposes, or to provide any airplane, skybox or other private luxury box, any facility primarily used for gambling, or any store the principal business of which is the sale of alcoholic beverages for consumption off premises;

                         (6)  use or allow the use any of the proceeds of the
Bonds for the acquisition of residential rental property for family units; or

                         (7)  take or allow to be taken any other action that
would cause an Adverse Tax Action.

                    (b) The Corporation shall not make or allow to be made any change in the Lebanon Project that would, at the time made, cause the "average maturity" of the Bonds to exceed 120% of the "average reasonably expected economic life" of the facilities being financed with the proceeds of the Bonds, within the meaning of Section 147(b) of the Code.

                    (c) The Corporation shall not take or omit to take any action the taking or omission of which will result in more than two percent (2%) of the proceeds of the Bonds being used to finance the Costs of Issuance. Since the Underwriter will deduct two percent (2%) of the proceeds of the Bonds from the funds being delivered to the Trustee in partial payment for the Underwriter's discount, the Corporation will not request the payment of any further Costs of Issuance from the proceeds of the Bonds.

                    (d) The Corporation shall not take or allow to be taken any action that will result in the allocation of any proceeds of the Bonds to the reimbursement of any expenditure made prior to July 30, 1995.

                    (e) The Corporation will not allow any portion of the proceeds of the Bonds, directly or indirectly, to be used to acquire investment property or to replace funds which were used, directly or indirectly, to acquire investment property (as defined in Section 148(b)(2) of the Code) which produces a materially higher yield over the term of the Bonds, other than investment property acquired with --

                         (1) proceeds of the Bonds invested for a reasonable temporary period of three years or less, or until such proceeds are needed for the purpose for which the Bonds are issued,

                         (2) amounts invested in a bona fide debt service fund, withinthe meaning of Section 1.148-1(b) of the Treasury Regulations promulgated under the Code, and

                         (3) amounts deposited in any reasonably required reserve or replacement fund to the extent such amounts do not exceed the Reserve Fund Requirement and to the extent that at no time during any Bond Year will the aggregate amount so invested exceed 150 percent of debt service on the Bonds for such year.

                    (f) The Corporation shall not use or allow the use of any portion of the proceeds of the Bonds (including any investment income thereon) to acquire any property or an interest therein (other than land or an interest in land) unless the first use of such property is pursuant to such acquisition.

                    (g) The Corporation shall use its best efforts to proceed with due diligence to acquire, improve, construct and equip the Lebanon Project and to expend at least eighty-five percent (85%) of the proceeds of the Bonds (including any investment income thereon) on Costs of the Project within three (3) years from the date the Bonds are issued and to ensure that less than fifty percent (50%) of the proceeds of the Bonds will be invested in nonpurpose investments, as described in Section 148 of the Code, having a substantially guaranteed yield for four (4) years or more.

                    (h) The Corporation will cause the information contained in the information report (Form 8038) to be filed by the Authority with the Internal Revenue Service upon the issuance of the Bonds to be true and correct as of the date the Bonds are issued.

                    (i) The Corporation will not participate or permit the Distribution Company or the Pipeline Company to participate in any other issue of obligations, the interest on which may be excludable from gross income for federal income tax purposes, within fifteen (15) days of the date the Bonds are issued.

                    (j) The Corporation will not permit the Distribution Company or any "related person" (as defined in the Code) to the Distribution Company to provide gas distribution services to customers in any area beyond the boundaries of Buchanan County and Russell County. As to the gas distribution assets to be owned and operated by the Distribution Company, the Corporation shall request a withdrawal from the Project Fund only for those assets that are related to the gas distribution facility serving the area in and around the Town of Lebanon for which the Distribution Company has received a Certificate. As to the pipeline and storage facilities to be owned and operated by the Pipeline Company, the Corporation shall request a withdrawal from the Project Fund only for that portion of the Pipeline Company's pipeline and storage facilities in Russell County, Scott County, Smyth County and Washington County that are necessary to support the distribution facility serving the area in and around the Town of Lebanon for which the Distribution Company has received a Certificate.

                    (k) The Corporation will not take or omit any action that would cause it to be a "related person" with the Distribution Company, as described in Section 147(a)(2) of the Code.

It is the understanding of the Authority and the Corporation that the covenants contained herein are intended to assure compliance with the Code, including the applicable Treasury Regulations. In the event that Treasury Regulations or rulings are hereafter promulgated which modify or expand provisions of the Code, as applicable to the Bonds, the Corporation will not be required to comply with any covenant contained herein except to the extent that such modification or expansion, in the Opinion of Bond Counsel, will cause an Adverse Tax Action. In the event that Treasury Regulations or rulings are hereafter promulgated which impose additional requirements which are applicable to the Bonds, the Corporation agrees to comply with the additional requirements to the extent necessary, in the Opinion of Bond Counsel, to preserve the exclusion from gross income for federal income tax purposes of interest on the Bonds under Section 103 of the Code.

                    (l) Notwithstanding anything to the contrary in the Indenture, this Loan Agreement or the Company Loan Agreements, if a Determination of Taxability has occurred and if the Corporation has opted to increase the interest rate on the Bonds and the Note in lieu of the mandatory redemption of the Bonds (as described in Section 301(d) of the Indenture), neither the Authority, the Corporation nor the Companies need thereafter comply with the covenants set forth in such documents regarding Adverse Tax Actions unless the failure to so comply would cause the interest on any Senior Bonds or Senior Subordinated Bonds to become includable in the gross income of the holders thereof for federal income tax purposes.

                    FURTHER, NOTWITHSTANDING THE FOREGOING, THE CORPORATION MAY INTENTIONALLY VIOLATE ONE OR MORE OF THE COVENANTS SET FORTH ABOVE AND PURPOSEFULLY CAUSE AN EVENT OF TAXABILITY TO OCCUR IF IT (1) PROVIDES ADVANCE NOTICE TO THE

BONDHOLDERS THAT AN EVENT OF TAXABILITY IS SCHEDULED TO OCCUR AND (2) ON OR BEFORE THE DATE THAT THE EVENT OF TAXABILITY IS SCHEDULED TO OCCUR REDEEMS THE BONDS IN FULL OR INCREASES THE INTEREST RATE ON THE BONDS TO FIFTEEN PERCENT (15%) PER YEAR.

                    Section 5.8. Investment and Use of Trust Funds. The Corporation's Authorized Representative shall provide to the Trustee written instructions or oral instructions confirmed in writing for the investment, in accordance with Article VII of the Indenture, of all funds held by the Trustee under the Indenture.

                    Section 5.9. Notice of Other Defaults; Compliance with Other Documents. The Corporation shall promptly inform the Trustee and the Underwriter and, unless the Senior Bonds and the Senior Subordinated Bonds have been paid or defeased in full, the Senior Underwriter, if it has become aware of or has received any notice of any default under any agreement under which it, the Distribution Company, the Storage Company, the Exploration Company or the Pipeline Company is liable for any indebtedness, including this Loan Agreement, the Senior Loan Agreements, the Senior Subordinated Loan Agreements, the Company Loan Agreements, the Senior Company Loan Agreements and the Senior Subordinated Company Loan Agreements.

                    The Corporation shall comply with the terms and provisions of, and make all payments required under, any agreement under which it is liable for any indebtedness, including the Senior Loan Agreements, the Senior Notes, the Senior Subordinated Loan Agreement and the Senior Subordinated Note.

                    Section 5.10. Corporate Status. Unless the prior written consent of the Underwriter has been obtained, the Corporation agrees that throughout the term of this Loan Agreement it will be maintain its status as a corporation validly existing under the laws of the State of Delaware which is authorized to transact business in the Commonwealth of Virginia. Further, unless the prior written consent of the Underwriter has been obtained, the Corporation agrees that throughout the term of this Loan Agreement it will cause each of the Distribution Company and the Pipeline Company to maintain its status as a corporation validly existing under the laws of the Commonwealth of Virginia.

                    Unless the prior written consent of the Underwriter has been obtained, the Corporation shall not merge or consolidate with, or sell or transfer all or substantially all of its property or assets to any person, firm or corporation, except that the Distribution Company and the Pipeline Company may be merged into or consolidated with the Corporation or one or more of its Subsidiaries or one another.

                    Section 5.11. Priority of Indebtedness; Additional Indebtedness. There are no restrictions on the ability of the Corporation to issue additional indebtedness secured on a parity with the Note as to the general revenues of the Corporation.

                    In addition to the Senior Bonds and the Senior Subordinated Bonds and the documents related thereto, the Corporation, each Company and each other subsidiary or affiliate of the Corporation may issue additional long term indebtedness having a superior or parity claim on the general revenues and funds of the Corporation or any of the Companies to the claims securing the Bonds and the documents related thereto, but, as to each entity, the outstanding principal balance of such additional indebtedness may not exceed $500,000 at any time, and, as to all entities, the outstanding principal balance of such additional indebtedness may not exceed $3,000,000 in the aggregate at any time.

                    Section 5.12. Limitations on Liens. The Corporation shall not create or suffer to be created, or permit the existence of, any lien upon any of its property or assets now owned or hereafter acquired by it, other than Permitted Liens.

                    Section 5.13.  Limitations on Payment of Dividends.  If
(1) there has occurred a default in the payment of the principal of or interest on the Senior Bonds or the Senior Subordinated Bonds or if moneys have been transferred from the reserve fund or supplemental reserve account for the Senior Bonds or the Senior Subordinated Bonds to the bond funds for the Senior Bonds or the Senior Subordinated Bonds to make up any deficiency in the bond funds for the Senior Bonds or the Senior Subordinated Bonds, as applicable, or (2) moneys have been transferred by the Trustee from the Reserve Fund to the Bond Fund to make up any deficiency in the Bond Fund, the Corporation shall not make a dividend distribution (including distributions of cash or property) to any of its shareholders unless and until it has made such payments and made such deposits to the reserve fund or supplemental reserve account for the Senior Bonds or the Senior Subordinated Bonds or the Reserve Fund, as applicable, to increase the balances therein to the amounts required.

                    Section 5.14. Ownership of Stocks and Project. Unless the prior written consent of the Underwriter has been obtained, for so long as the Note is outstanding, the Corporation shall continue to own fifty percent (50%) of the outstanding capital stock of the Distribution Company and at least fifty percent (50%) of the outstanding capital stock of the Pipeline Company.

                    Unless the prior written consent of the Underwriter has been obtained, the Corporation shall not sell or transfer or permit the Distribution Company or the Pipeline Company to sell or transfer any portion of the Lebanon Project, except (1) sales or transfers of assets in the ordinary course of business, (2) sales or transfers of assets having an aggregate value of less than $100,000 and (3) sales or transfers of assets to the Corporation or one or more of its subsidiaries.

                    Section 5.15. Continuing Disclosure Requirements. The Corporation hereby covenants and agrees that it will comply with and carry out all of the provisions of the Continuing Disclosure Agreement. Notwithstanding any other provision of this Loan Agreement, failure of the Corporation to comply with the Continuing Disclosure Agreement shall not be considered an Event of Default hereunder. The remedies available upon a default under the Continuing Disclosure Agreement are described therein.

                    The Authority and the Corporation have agreed that no financial or operating data concerning the Authority is material to any decision to purchase, hold or sell the Bonds and have agreed that the Authority will not provide any such information. The Corporation has undertaken all responsibilities for any continuing disclosure to Bondholders as described in the Continuing Disclosure Agreement, and the Authority shall have no liability to the Holders of the Bonds or any other person with respect to such disclosure.

                    Section 5.16. Subordination Discontinuance Requirements. If the Corporation has contemporaneously caused all of the Subordination
Discontinuance Requirements to be met, the Bonds will no longer be secured on a subordinate basis to the Senior Bonds and the Senior Subordinate Bonds, but will become secured on a parity basis with the Senior Bonds and the Senior Subordinated Bonds. Further, if the Corporation has contemporaneously caused all of the Subordination Discontinuance Requirements to be met on or before February 15, 2002, the interest rate on the Bonds will not increase to the rate described in Section 202(b) of the Indenture, but rather shall remain at 9.50% per year through Payment of the Bonds, subject to the provisions of
Section 301(d) of the Indenture.

                    If the Corporation has contemporaneously caused all of the Subordination Discontinuance Requirements to be met, the Trustee will send a notice to the Holders of the Bonds, the Senior Underwriter (if any of the Senior Bonds or Senior Subordinated Bonds are then outstanding) and the Underwriter informing them (1) that the Bonds are no longer subordinate in payment to the payment of the Senior Bonds and Senior Subordinated Bonds and
(2) if before February 15, 2002, that the interest rate on the Bonds will not increase to 12.0% on or after February 15, 2002.

                                      ARTICLE VI

                            Events of Default and Remedies

                    Section 6.1. Event of Default Defined. Each of the following events shall be an Event of Default under this Loan Agreement:

                    (a) Failure of the Corporation to make any payment on the Note when the same becomes due and payable, whether at maturity, upon redemption, prepayment or acceleration or otherwise pursuant to the terms thereof or this Loan Agreement.

                    (b) Except as provided in Section 5.15, failure of the Corporation to observe or perform any of its other covenants, conditions or agreements hereunder for a period of thirty (30) days after notice in writing (unless the Corporation and the Trustee shall agree in writing to an extension of such time prior to its expiration), specifying such failure and requesting that it be remedied, given by the Authority or the Trustee to the Corporation, or in the case of any default which can be cured but which cannot with due diligence be cured within such 30-day period, failure by the Corporation to proceed promptly to prosecute the curing of the same with due diligence.

                    (c) Abandonment of any portion of the Lebanon Project or the facilities financed with the proceeds of the Senior Bonds or the Senior Subordinated Bonds by the Corporation, the Distribution Company, the Storage Company, the Exploration Company, the Pipeline Company or any other subsidiary or affiliate of the Corporation for a period of fifteen (15) days or more.

                    (d) (1) If the Corporation, the Distribution Company, the Storage Company, the Exploration Company or the Pipeline Company files a petition or answer seeking reorganization or arrangement of such entity under the federal bankruptcy laws or any other applicable law or statute, or (2) if, pursuant to a petition in bankruptcy filed against it, any such entity is adjudicated a bankrupt or if a court of competent jurisdiction shall enter an order or decree appointing, without the consent of such entity, a receiver or trustee of such entity or of the whole or substantially all of its property, or approving a petition filed against it seeking reorganization or arrangement of such entity under the federal bankruptcy laws or any other applicable law or statute, and such adjudication, order or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of the entry thereof.

                    (e) If there is instituted by the Corporation, the Distribution Company, the Storage Company, the Exploration Company or the Pipeline Company any proceedings for an order for relief, or if such entity consents to an order for relief against it, or if such entity files a petition or answer or consent seeking reorganization, arrangement, adjustment, composition or relief, under the federal bankruptcy laws or any other similar applicable federal or state law, or if such entity consents to the filing of any such petition or to the appointment of a receiver, liquidator, custodian, assignee, trustee or sequestrator (or other similar official) of such entity or of any substantial part of its property, or if such entity makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due.

                    (f) If any warranty, representation or other statement by or on behalf of the Corporation, the Distribution Company or the Pipeline Company contained in this Loan Agreement or in any other document or instrument furnished in connection with the issuance or sale of the Bonds, including the Company Loan Agreements, shall prove to have been false or misleading in any material respect at the time it was made or delivered.

                    (g) If an Event of Default under the Indenture or any of the Company Loan Agreements shall occur.

                    Section 6.2. Remedies on Default. Whenever an Event of Default shall have happened and be continuing, the Trustee as the assignee of the Authority shall take any action at law or in equity directed by the Underwriter (or by the Holders of twenty-five percent (25%) or more in aggregate principal amount of the Bonds outstanding if the Holders have regained the ability to select and direct remedies upon an Event of Default) to collect the amounts then due and thereafter to become due or to enforce observance or performance of any covenant, condition or agreement of the Corporation under the Note and this Loan Agreement, including declaring the entire unpaid principal of and interest on the Note due and payable. Upon any such declaration of acceleration, the Corporation shall immediately pay to the Trustee the entire unpaid principal of and accrued interest on the Note and other moneys due thereunder. Further, the Trustee, as assignee of the Company Notes shall take any action at law or in equity directed by the Underwriter (or by the Holders of twenty-five percent (25%) or more in aggregate principal amount of the Bonds outstanding if the Holders have regained the ability to select and direct remedies upon an Event of Default) to collect the amounts then due and thereafter to become due thereunder, including declaring the entire unpaid principal of and interest on any one or more Company Notes due and payable.
Upon any such declaration of acceleration, the Distribution Company and/or the Pipeline Company shall immediately pay to the Trustee the entire unpaid principal of and accrued interest on its Company Note and other moneys due thereunder. If the Trustee accelerates the payment of the Note, it shall also accelerate the payment of the Company Notes.

                    If the Trustee, as the assignee of the Authority, exercises any of its rights or remedies under this Section 6.2, it shall give notice of such exercise to the Corporation (1) in writing in the manner provided in Section 8.2 and (2) by telephone or telegram; provided, that failure to give such notice by telephone or telegram shall not affect the validity of the exercise of any right or remedy under this Section 6.2.

                    Except for any remedy directed by the Holders of the Bonds, prior to exercising any remedies provided hereunder, unless the Senior Bonds and the Senior Subordinated Bonds have been paid or defeased in full, the Trustee shall notify the Senior Underwriter and offer the Senior Underwriter an opportunity (which may be restricted to a short period of time) to suggest appropriate remedies.

                    Section 6.3. Application of Amounts Realized in Enforcement of Remedies. Any amounts collected pursuant to action taken under Section 6.2 shall be applied in accordance with the provisions of the Indenture, or, if Payment of the Bonds shall have been made, shall be applied according to the provisions of Section 608 of the Indenture.

                    Section 6.4. No Remedy Exclusive. No remedy herein conferred on or reserved to the Authority or the Trustee or the holder of the
Note is intended to be exclusive of any other remedy, and every remedy shall be cumulative and in addition to every other remedy herein or now or hereafter existing at law, in equity or by statute. No delay or failure to exercise any right or power accruing upon an Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, and any such right or power may be exercised from time to time and as often as may be deemed expedient.

                    Section 6.5. Attorneys' Fees and other Expenses. Upon an Event of Default, the Corporation shall on demand pay to or on behalf of the Authority, the Underwriter and the

Trustee the reasonable fees and expenses of attorneys and other reasonable expenses incurred by any of them in the collection of payments due on the Note or this Loan Agreement or the enforcement of performance of any other obligations of the Corporation.

                    Section 6.6. No Additional Waiver Implied by One Waiver. If any party or its assignee waives a default by any other party under any covenant, condition or agreement herein, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other default hereunder.

                                     ARTICLE VII

                                Prepayment of the Note

                    Section 7.1. Option To Prepay the Note and Terminate Loan Agreement in Certain Events. The Corporation shall have the option to prepay the Note in full and terminate this Loan Agreement at any time if one of the following has occurred:

                         (1)  Damage or destruction of the Lebanon Project by
fire or other casualty to such extent that, in the opinion of both the Corporation's board of directors (expressed in a resolution) and an independent architect or engineer reasonably acceptable to the Trustee, both filed with the Trustee (A) the Lebanon Project cannot be reasonably repaired, rebuilt or restored within a period of one year to its condition immediately preceding such damage or destruction, or (B) the Corporation, the Distribution Company or the Pipeline Company is prevented from carrying on its normal operations in connection with the Lebanon Project for a period of one year, or (C) the cost of repairs, rebuilding or restoration would exceed 125% of the Net Proceeds of insurance carried thereon.

                         (2)  Loss of title to or use of substantially all of
the Lebanon Project as a result of the exercise of the power of eminent domain or failure of title which, in the opinion of both the Corporation's board of directors (expressed in a resolution) and an independent architect or engineer reasonably acceptable to the Trustee, both filed with the Trustee, prevents or is likely to prevent the Corporation, the Distribution Company or the Pipeline Company from carrying on its normal operations in connection with the Lebanon Project for a period of one year.

                         (3)  A change in the Constitution of Virginia or of
the United States of America or a legislative or administrative action (whether local, state or federal) or a final decree, judgment or order of any court or administrative body (whether local, state or federal) contested by the Corporation in good faith that causes this Loan Agreement or the Note to become void or unenforceable or impossible of performance in accordance with the intent and purpose of the parties as expressed therein or that causes unreasonable burdens or excessive liabilities to be imposed on the Corporation, the Distribution Company or the Pipeline Company in connection with the Lebanon Project.

To exercise such option the Corporation shall within ninety (90) days after the event permitting its exercise file the required resolutions and opinions with the Authority and the Trustee and specify a date not more than sixty (60) days thereafter for making such prepayment. In such case, the Authority shall cause the Trustee to redeem the Bonds as provided in Section 301(a) of the Indenture.

                    Section 7.2. Option To Prepay the Note in Whole. The Corporation shall have the option to prepay the Note in whole, with no penalty or premium, and terminate this Loan Agreement. In such case, the Authority shall cause the Trustee to redeem the Bonds as provided in Sections 301(b) and/or (c) of the Indenture.

                    Section 7.3. Option To Prepay the Note in Part. The Corporation shall have the option to prepay the Note in part (in $5,000 increments), with no penalty or premium. The amount so prepaid shall, so long as all payments then due under the Note have been made, if Bonds are then redeemable as provided in Sections 301(b) and/or (c) of the Indenture, be used to redeem Bonds to the extent possible under such sections.

                    Section 7.4. Option to Prepay the Note. The Corporation shall have the option to prepay the Note in whole upon the occurrence of a Determination of Taxability, unless the interest rate on the Bonds is increased, as provided in Section 301(d) of the Indenture. If the Corporation opts to redeem the Bonds, the Authority shall cause the Trustee to redeem the Bonds as provided in Section 301(d) of the Indenture as quickly as possible, but in any case within 30 to 120 days after the Determination of Taxability.

                    Section 7.5. Amount Required for Prepayment. To prepay the Note in whole or in part under Sections 5.4, 7.1, 7.2, 7.3 or 7.4, the Corporation shall pay to the Trustee, for deposit in the Bond Fund, an amount of cash and Defeasance Obligations that will be sufficient (1) in the case of prepayment in whole, to discharge the lien of the Indenture pursuant to
Section 801 thereof, and (2) in the case of prepayment in part, to cause any Bonds that will be paid with the prepayment to no longer be Outstanding because of a discharge of such Bonds as described in Section 801 of the Indenture. Further, upon any such prepayment, the Corporation will pay all fees and charges that may be due under the Indenture, the Bond Purchase Agreement or this Loan Agreement. If the Corporation has prepaid the Note, as provided above, the Corporation shall not direct the expenditure of any funds from such prepayment in the Bond Fund for any purpose other than the payment of principal of, premium, if any, or interest on the Bonds to be redeemed. The Corporation shall instruct the Trustee to give the notice of redemption required by Section 303 of the Indenture if any of the Bonds are to be paid or redeemed other than at maturity.

                                     ARTICLE VIII

                                    Miscellaneous

                    Section 8.1. Term of Loan Agreement. This Loan Agreement shall be effective upon its execution and delivery and, subject to earlier termination upon prepayment in full of the Note and other amounts described in Article VII, shall expire on the date of the last maturity of any Bonds, or if payment of the Note has not been made on such date, when payment of the Note shall have been made; provided, that (a) the covenants in Sections 5.6 and 5.7 shall continue until the final maturity date of all Bonds or the earlier redemption date on which provision for payment for all Bonds has been made, (b) the covenant made in Section 5.5 shall survive Payment of the Bonds and payment of the Note and (c) the covenant in Section
4.6 shall continue for six years after Payment of the Bonds.

                    Section 8.2. Notices. Unless otherwise provided herein all demands, notices, approvals, consents, requests, opinions and other communications hereunder shall be in writing and shall be deemed to have been given when delivered in person or mailed by first class registered or certified mail, postage prepaid, addressed:

                    if to the Corporation:
                    200 East Main Street
                    Post Office Box 2407
                    Abingdon, Virginia  24210
                    (Attention:  President)
                    Telephone (540) 676-2380; Telecopy (540) 676-2494

                    if to the Authority:
                    c/o County Administrator's Office
                    Russell County Courthouse
                    121 East Main Street
                    Lebanon, Virginia  24266
                    (Attention:  Chairman)
                    Telephone (540) 889-8000; Telecopy (540) 889-8811

                    if to the Trustee:
                    919 East Main Street, 10th Floor
                    Richmond, Virginia  23219
                    (Attention:  Corporate Trust Administration)
                    Telephone (804) 782-7084; Telecopy (804) 782-7855

                    if to the Underwriter or the Senior Underwriter:
                    Anderson & Strudwick Incorporated
                    1108 East Main Street
                    Richmond, Virginia  23219
                    (Attention:  L. McCarthy Downs, III)
                    Telephone (804) 643-2400; Telecopy (804) 648-3404

A duplicate copy of each demand, notice, approval, consent, request, opinion or other communication given hereunder by either the Authority or the Corporation to the other shall also be given to the Trustee and, for information purposes only, the Underwriter and, until the Senior Bonds and the Senior Subordinated Bonds are paid or defeased in full, the Senior Underwriter. The Corporation, the Trustee, the Authority, the Underwriter or the Senior Underwriter may, by notice given hereunder, designate any further or different addresses to which subsequent demands, notices, approvals, consents, requests, opinions or other communications shall be sent or persons to whose attention they shall be directed.

                    Section 8.3. Amendments to Loan Agreement and Note. Except as provided in Section 4.6(b), neither this Loan Agreement nor the Note shall be amended, modified or supplemented, and no substitution shall be made for the Note before Payment of the Bonds without the consent of the Trustee and the Authority, given in accordance with and subject to Article XII of the Indenture.

                    Section 8.4. Successors and Assigns. This Loan Agreement shall be binding on, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                    Section 8.5. Severability. If any term or provision of this Loan Agreement or the Note or the application thereof for any reason or circumstances shall to any extent be held invalid or unenforceable, the remaining provisions or the application of such term or provision to persons and situations other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision hereof and thereof shall be valid and enforced to the fullest extent permitted by law.

                    Section 8.6. Applicable Law; Entire Understanding. This Loan Agreement and the Note shall be governed by the applicable laws of the Commonwealth of Virginia. This Loan Agreement and the Note express the entire understanding and all agreements between the parties hereto.

                    Section 8.7. Limitation of Liability of Directors of Authority. No covenant, agreement or obligation contained herein shall be deemed to be a covenant, agreement or obligation of any present or future director, officer, employee or agent of the Authority in his individual capacity, and no such director, officer, employee or agent shall be subject to any liability under this Loan Agreement or the Note or with respect to any other action taken by him.

                    Section 8.8. Counterparts. This Loan Agreement may be executed in several counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument, except that to the extent, if any, that this Loan Agreement shall constitute personal property under the Uniform Commercial Code of Virginia, no security interest in this Loan Agreement may be created or perfected through the transfer or possession of any counterpart of this Loan Agreement other than the original counterpart, which shall be the counterpart containing the receipt therefor executed by the Trustee following the signatures to this Loan Agreement.


                [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                    IN WITNESS WHEREOF, the Authority and the Corporation have caused this Loan Agreement to be signed in their names and on their behalf by their duly authorized officers all as of the date first above written.

                                        INDUSTRIAL DEVELOPMENT AUTHORITY
                                         OF RUSSELL COUNTY


                                        By _________________________________
                                             Name: ___________________________
                                             Title: (Vice) Chairman

                                        VIRGINIA GAS COMPANY


                                        By _________________________________
                                             Name: Michael L. Edwards
                                             Title: President
SEEN AND ACKNOWLEDGED:

VIRGINIA GAS DISTRIBUTION COMPANY


By ______________________________
     Name: Michael L. Edwards
     Title: President

VIRGINIA GAS PIPELINE COMPANY


By ______________________________
     Name: Michael L. Edwards
     Title: President


Exhibit A -- Specimen Note
Exhibit B -- Specimen Company Note
Exhibit C -- Arbitrage Rebate Instructions

                                       RECEIPT


                    Receipt of the foregoing original counterpart of the Loan Agreement, dated as of February 1, 1997, between the Industrial Development Authority of Russell County and Virginia Gas Company and the $9,100,000 Promissory Note from Virginia Gas Company to the Industrial Development Authority of Russell County is hereby acknowledged.

                                        CRESTAR BANK, as Trustee


                                        By _______________________________
                                             Name: K. M. Whitt
                                             Title: Assistant Vice President

                                                                       Exhibit A


                                    SPECIMEN NOTE

                                                                 Exhibit B


                                SPECIMEN COMPANY NOTE

                                                                 Exhibit C


                                 REBATE INSTRUCTIONS


                    A. Within forty-five (45) days after (i) the initial installment computation date (the last day of the fifth Bond Year, which is February 15, 2002), and (ii) each fifth anniversary thereof, and (iii) retirement of the last obligation of the Bonds, the Corporation will cause to be computed the amount of the "rebatable arbitrage" as of each such computation date calculated pursuant to Section 148(f) of the Code and regulations thereunder (the "Rebate Amount") and will deliver a copy of such computation setting forth the Rebate Amount (the "Rebate Amount Certificate"), together with an opinion or report prepared by the expert referred to in the following sentence, to the Trustee. The Rebate Amount Certificate setting forth such Rebate Amount shall be prepared or approved by
(i) a person with experience in matters of accounting for federal income tax purposes, (ii) an arbitrage rebate calculating and reporting service, or
(iii) Bond Counsel. The Corporation shall retain the records of computation of each Rebate Amount until the date six years after the retirement of the last obligation of the Bonds. The Trustee will be under no obligation to verify the accuracy of or to retain copies of the Rebate Amount Certificates.

                    B. Not later than fifty-five (55) days after the initial installment computation date, the Corporation shall pay or cause to be paid to the United States ninety percent (90%) of the Rebate Amount as set forth in the Rebate Amount Certificate prepared with respect to such installment computation date. At least once, on or before fifty-five (55) days after the installment computation date that is the fifth anniversary of the initial installment computation date and on or before fifty-five (55) days after every fifth anniversary date thereafter, until retirement of the last obligation of the Bonds, the Corporation shall pay or cause to be paid to the United States the amount, if any, by which ninety percent (90%) of the Rebate Amount set forth in the most recent Rebate Amount Certificate exceeds the aggregate of all such payments theretofore made to the United States pursuant to these rebate instructions. On or before fifty-five (55) days after retirement of the last obligation of the Bonds, the Corporation shall pay or cause to be paid to the United States the amount, if any, by which 100% of the Rebate Amount set forth in the Rebate Amount Certificate with respect to the date of the retirement of the last obligation of the Bonds exceeds the aggregate of all payments theretofore made pursuant to these rebate instructions. All such payments shall be made by the Corporation from any available source.

                    C. The provisions hereof shall continue notwithstanding the establishment of an escrow pursuant to Section 801 of the Indenture to discharge the Bonds prior to such final payment.

                    D. Notwithstanding anything contained herein to the contrary, no such payment will be due with respect to any installment computation date if the Corporation receives and delivers to the Trustee an Opinion of Bond Counsel that such payment is not required under the Code to prevent any Bonds from becoming "arbitrage bonds" within the meaning of Section 148 of the Code.

                    E. Neither the Authority nor the Trustee nor the Underwriter shall be liable to the Corporation by way of contribution, indemnification, counterclaim, set-off or otherwise for any payment made or expense incurred by the Corporation pursuant to these rebate instructions.

                                          C-2